SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 26, 2004

BOYD GAMING CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

1-12168	88-0242733
(Commission File Number)	(I.R.S. Employer Identification No.)

2950 Industrial Road

Las Vegas, Nevada 89109

(Address of Principal Executive Offices) (Zip Code)

(702) 792-7200

(Registrant’s telephone number,

including area code)

Item 5. Other Events.

The information set forth in the Registrant’s press release regarding its proposed private placement (the “Transaction”) of $300.0 million aggregate principal amount of senior subordinated notes due 2014 (the “Notes”), dated March 26, 2004, which is filed as exhibit 99.1 hereto, is incorporated herein by reference.

The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Notes. The Notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

In connection with the Transaction, the Registrant indicated that it expects to receive approximately $294.5 million in net proceeds, after deducting selling and offering expenses. The Registrant is required to apply gross proceeds in excess of $200.0 million to reduce the outstanding loans and commitments under its bank credit facility. The Registrant intends to apply any net proceeds from the Transaction in the following manner:

•	$100.0 million of the net proceeds would be used to permanently reduce a portion of the term loans outstanding under the Registrant’s bank credit facility;

•	a portion of the remaining net proceeds would be used to repay the outstanding balance on the revolving portion of the Registrant’s bank credit facility, which amounts may be reborrowed; and

•	any remaining net proceeds would be held in highly liquid investments, pending the use of such proceeds to fund a portion of the purchase price of the partnership units of Harrah’s Shreveport Hotel Casino (the “Shreveport Partnership”).

As of March 25, 2004, approximately $110.0 million was outstanding under the revolving portion of the Registrant’s bank credit facility, which has a revolving commitment of $400 million. In addition, as of March 25, 2004, the Registrant had $198.5 million outstanding in term loans under its bank credit facility.

The Registrant intends to use any remaining net proceeds from the Transaction, and expects to use amounts available under its bank credit facility, to finance the acquisition of the Shreveport Partnership.

Subject to market conditions and receipt of required governmental and other approvals, the Registrant currently intends to finance the cash consideration and related costs of its pending merger with Coast Casinos, Inc., as well as refinance the debt assumed in the merger, by (i) replacing its existing bank credit facility with a new bank credit facility that is currently expected to contain a $1.0 billion 5-year revolving credit facility and a $500.0 million 7-year term loan, and (ii) issuing additional senior subordinated debt in an amount up to $200.0 million, subsequent to the Transaction. As of March 25, 2004, the Registrant has received commitments for the full amount of the revolving portion of the new bank credit facility, subject to final documentation and other customary conditions. Terms and specific dollar amounts are subject to change based on market and other conditions and the Registrant can provide no assurances that such anticipated financings will be available on terms favorable to it, or at all.

The Registrant also indicated that in March 2004, the Illinois Gaming Board renewed its license to operate the Par-A-Dice Riverboat Casino for a term of four years.

Forward-Looking Information

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements regarding the Registrant’s expectations, hopes or intentions regarding the future, including but not limited to statements regarding the Transaction and use of proceeds, the pending acquisition of the Shreveport Partnership and the pending merger with Coast Casinos, Inc. In addition, forward-looking statements include statements regarding the Registrant’s intent to finance the cash consideration and related costs of the pending merger as well as refinance the debt assumed in the merger, by (i) replacing its existing bank credit facility with a new bank credit facility that is currently expected to contain a $1.0 billion 5-year revolving credit facility and a $500.0 million 7-year term loan, and (ii) issuing additional senior subordinated debt in an amount up to $200.0 million, subsequent to the Transaction. There can be no assurances that the Transaction will be completed in the amount specified, or at all, the proceeds thereof will be applied as expected, the acquisition or merger will be consummated or that the anticipated financings will be completed on favorable terms, or at all. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Among the factors that could cause actual results to differ materially from the forward-looking statements are the following: economic conditions, governmental approvals and other related risks. All forward-looking statements in this Current Report on Form 8-K are made as of the date hereof, based on information available to the Registrant as of the date hereof, and you are cautioned not to rely on these statements without also considering the risks and uncertainties associated with these statements and the Registrant’s business that are addressed in this Current Report on Form 8-K. The Registrant’s assumes no obligation to update any forward-looking statement.

Item 7. Financial Statements and Exhibits.

(c) Exhibits

99.1 Text of Press Release dated March 26, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOYD GAMING CORPORATION

Date: March 26, 2004	/s/ JEFFREY G. SANTORO

Jeffrey G. Santoro Vice President and Controller

Index to Exhibits

Exhibit	Description
99.1	Text of Press Release dated March 26, 2004.